UNITED STATES

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PIMCO Income Strategy Fund II

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July 29, 2013

Institutional Shareholder Services

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Alex Pulisic and James Miller

Re:	Brigade Capital Management, LLC July 10, 2013 Presentation on PIMCO Income Strategy Fund II (the “Fund”)

Dear Messrs. Pulisic and Miller:

On July 11, 2013, Brigade Capital Management, LLC (“Brigade”) filed with the Securities and Exchange Commission a presentation, dated July 10, 2013 (“Brigade Presentation”), to Institutional Shareholder Services (“ISS”) in support of a Trustee candidate nominated by Brigade for the Fund’s annual shareholder meeting on July 31, 2013.

On behalf of the Continuing Trustees (defined below) and Fund management, we are writing to identify and respond to various factual errors and/or misstatements contained in the Brigade Presentation.

On page 4 of the Brigade Presentation, Brigade states as a matter of fact that re-appointing James Jacobson to the Fund’s Board in 2012 was done with “disregard for good corporate governance.” This statement has no basis in fact and reflects only a misguided opinion of Brigade. Mr. Jacobson is highly qualified and experienced in board service, and has served as a valuable member of the Fund’s Board and the boards of other funds in the Allianz Global Investors fund complex for many years. Among other responsibilities, Mr. Jacobson serves the important role of Chair of the Fund’s Audit Oversight Committee and has related audit committee financial expertise which, to the Fund’s knowledge, neither the Brigade candidate who replaced Mr. Jacobson on the Board in 2012 (Neal Goldman) nor Brigade’s candidate for the upcoming annual meeting (Alan Bruce Miller) possesses. We also note that Mr. Jacobson was reappointed to fill an existing vacancy on the Board that is elected by the Fund’s Common Shareholders and Preferred Shareholders, voting together as a single class.

On page 6 of the Brigade Presentation, Brigade wrongly accuses the Trustees of PFN, other than Mr. Goldman (the “Continuing Trustees”), of not having “adequately explored refinancing alternatives.” This accusation is unsupported by the facts. To the contrary, the Board has since 2008 received and reviewed numerous detailed reports from Pacific Investment Management

Company LLC (“PIMCO”), the Fund’s sub-adviser, regarding its ongoing examination and assessment of a variety of possible leverage alternatives for the Fund in comparison to the Fund’s preferred shares (the “ARPS”), including a number of alternatives specifically identified by Mr. Goldman since he joined the Board in 2012. Based on this thorough review and analysis, the Continuing Trustees have to date concurred with management’s view that the ARPS continue to represent the best available source of leverage financing for the Fund under current market conditions taking into account, among other factors, the term-limited nature of the various replacement alternatives in comparison to the permanency of the ARPS as a source of leverage. The Continuing Trustees believe that Brigade’s sole motivation in seeking Board seats is to pursue redemption of the Fund’s ARPS at a profit to Brigade, without regard to the best interests of all the Fund’s shareholders.

On page 6 of the Brigade Presentation, Brigade states that the Fund “has NOT taken ANY steps to redeem the [ARPS].” Once again, Brigade ignores facts in an attempt to further its argument. In fact, the Fund did redeem 66.46% of its initially outstanding ARPS in four separate redemptions in 2008 and 2009. We note that Brigade purchased its ARPS in third-party transactions in 2010 at a substantial discount to their liquidation/par value knowing full well that the ARPS were, at the time, illiquid investments carrying no redemption or resale rights from the Fund.

On page 6 of the Brigade Presentation, Brigade states that “PFN’s 3-year and 5-year track records place PFN toward the bottom quartile on performance relative to peers,” and points to the market price performance of the Fund’s common shares to support this claim. It is important to note that the market price of any closed-end fund is determined, in part, by factors beyond the investment manager’s control. Unlike the market price, the net asset value (“NAV”) performance of a closed end fund more accurately reflects the underlying investment decisions made by the portfolio manager. Notably, the NAV performance of PFN shows that the Fund has performed in the top quintile among its peer group for the one-year period and in the second quintile over the three-year period through June 30, 2013.

Although the Fund performed in the fifth quintile for NAV performance for the five-year period ended June 30, 2013, the Fund changed its principal investment strategies (in part, to de-emphasize floating rate securities), portfolio manager, and name in 2009. Since those changes, PFN has had strong relative performance.

On page 11 of the Brigade Presentation, Brigade states “While interest rates remain low by historical standards, they have increased significantly and are likely to continue increasing. Now, more than ever, in light of rising interest rates, increased costs of refinancing and bond underperformance, it is beneficial for all constituents that PFN redeem the Preferred Shares.” Once again, Brigade ignores the facts. As you know, the financing costs associated with the ARPS are based on short-term market interest rates, which have remained at historically low levels despite recent increases in longer-term market rates. Based on PIMCO’s current views

Allianz Global Investors Fund Management LLC

1633 Broadway

New York, NY 10019-7585

(supported by public statements of the Federal Reserve) we expect that short-term interest rates and financing costs for the ARPS will remain low for the next several years in light of slow economic growth and low inflation. Moreover, PIMCO regularly considers other factors in addition to financing costs, such as the term/maturity of financing alternatives, the level of refinancing risk associated with those alternatives, the covenants required by lenders, and the ongoing and upfront costs of the various alternatives. We continue to believe that when all of those elements are reviewed in totality, the ARPS continue to represent the most compelling form of leverage financing available to the Fund, in light of the current market environment.

Finally, on page 11 of the Brigade Presentation, Brigade makes various statements alleging that the Fund has “poor corporate governance,” but cites only to arrangements (e.g., a classified board, plurality voting, service on multiple fund boards) that are common and well accepted in the U.S. closed-end fund industry. In addition, Brigade inaccurately states that the Board does not have a “director resignation policy,” when in fact it has adopted a mandatory retirement age policy for Trustees (which may be waived for individual Trustees).

We are happy to discuss these points further at your convenience.

Sincerely,

/s/ Brian S. Shlissel
Brian S. Shlissel
President and Chief Executive Officer of the Fund

Allianz Global Investors Fund Management LLC

1633 Broadway

New York, NY 10019-7585